UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2010

Cole Credit Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51962	20-0939158
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices; zip code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

Estimated Value Per Share

Cole Credit Property Trust, Inc. (the “Company”) is reporting an estimate of the net asset value per share of its common stock for purposes of assisting fiduciaries of plans subject to the annual reporting requirements of the Employee Retirement Income Security Act, as amended (“ERISA”), and IRA trustees or custodians, which prepare reports relating to an investment in the Company’s shares.

The annual statement of value for stockholders subject to ERISA and to certain other plan stockholders is only an estimate and may not reflect the actual value of shares of the Company’s common stock.  The Company’s board of directors engaged a third-party valuation company to develop the estimates and to provide advice in determining the estimated net asset value per share.  The estimated net asset value per share was derived by using various valuation methodologies, which employed a range of assumptions and considered the impact of trends in the economy and the real estate industry.  Based on the results of the methodologies, the Company’s board of directors selected a value within the range of values as the estimated net asset value per share of $7.65 as of December 31, 2009.  Because this is only an estimate, the Company may subsequently revise any annual valuation that is provided.  There can be no assurance, however, with respect to the estimated net asset value per share, that:

▪	the estimated value per share would actually be realized by the Company’s stockholders upon liquidation, because this estimate does not necessarily indicate the price at which properties can be sold;
▪
the Company’s stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for the Company’s shares exists or is likely to develop;

▪	this estimate of value reflects the price or prices at which the Company’s common stock would or could trade if it were listed on a national stock exchange; or
▪	that the annual statement of value, or method used to establish such value, complies with any reporting and disclosure or annual valuation requirements under ERISA or the Internal Revenue Code.

Attached to this Form 8-K as Exhibit 99.1 is a copy of a letter the Company will send to its stockholders on or about February 26, 2010 in connection with, among other things, the Company’s annual statement of value.

Share Redemption Program

In accordance with the Company’s share redemption program, effective January 1, 2010, the purchase price for the redeemed shares will equal the lesser of (1) the price actually paid for those shares or (2) either (i) $8.50 per share or (ii) 90.0% of the net asset value per share.  Therefore, the share redemption price would be $6.89 per share.  However, the Company’s share redemption program provides that the Company’s board of directors must determine at the beginning of each fiscal year the maximum amount of shares that the Company may redeem during that year.  The Company’s board of directors has determined that no amounts were to be made available for redemption during the year ending December 31, 2010.

Distribution

The board of directors of the Company declared a daily distribution rate of $0.001369999 per share for holders of record for each day in the month of March 2010.  This equates to a 5.00% annualized distribution rate based on a purchase price of $10 per share and a 6.54% annualized distribution rate based on the current valuation of $7.65 per share.

The statements and certain other information contained in this Report, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated : February 1, 2010	COLE CREDIT PROPERTY TRUST, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer